EXHIBIT 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”) is made and entered into by NanoViricides, Inc., a corporation with offices located at 1 Controls Drive, Shelton, Connecticut 06484 (“Employer” or “Company”), and Eugene Seymour, who resides at 101 Ocean Avenue, Suite C800, Santa Monica, California 90402 (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive’s employment with Employer is memorialized in a certain Employment Agreement dated July 1, 2015 (“Employment Agreement”); and

WHEREAS, the Parties wish to terminate and replace the Employment Agreement with this Confidential Separation Agreement and General Release (“Agreement”); and

WHEREAS, Executive’s employment with Employer has terminated on the Separation Date (as defined below); and

WHEREAS, Employer and Executive wish to set forth certain understandings in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, Employer and Executive do hereby agree as follows:

1.       Last Day of Employment. Executive’s last effective day of employment with Employer is January 27, 2018 (the “Separation Date”).

2.       Final Compensation. Executive acknowledges that on or before the regular Company pay period following the Separation Date, Employer paid Executive all payments that he is entitled to receive, that comprise cash payments including Executive’s pro-rated bonus from the Agreement through the Separation Date and any and all base compensation earned by Executive through the Separation Date, less lawful deductions; and reimbursements of any outstanding expenses in accordance with Company policy. Other than as set forth in Paragraph 3 below, Executive will not receive, and Executive acknowledges and agrees that he is not entitled to receive, any further compensation, payment or benefits of any kind from the Company. Executive further acknowledges that he would not be entitled to receive the payments and benefits specified in Paragraph 3 below, absent his execution of this Agreement, and the fulfillment of the promises made herein. Executive further acknowledge that the payments and benefits specified in Paragraph 3 are more than that to which Executive is entitled to receive.

3.       Separation Payment. In exchange for agreeing to and complying with the terms of this Agreement (including the general release it contains), Executive will receive from Employer, provided Executive has satisfied the Information Delivery Obligation (as that term is defined herein):

(a)       Cash payments equal to the equivalent of Executive’s annual base compensation of Four Hundred Thousand Dollars and Zero Cents ($400,000.00) prorated for the period beginning February 1, 2018 and ending on December 31, 2018, less lawful deductions such as, but not limited to, tax withholdings, FICA, and Medicare (the “Severance Payments”). The Severance Payments shall be paid to Executive in equal installments for the period beginning on the Effective Date (as defined in paragraph 25(g) below) and ending on December 31, 2018 in accordance with the Company’s usual payroll schedule, less any periods previously paid by the Employer to the Executive after the Separation Date. Payment for the prorated monthly installments of February, March and April, 2018, shall be made on or before May 10, 2018. Thereafter, payments for the remaining monthly installments, will be made in accordance with the Company’s usual payroll schedule;

(b)       Cash payment in the amount of $10,000 for paid up-front expenses, less lawful deductions (the “Expense Allocation Payment”). The Expense Allocation Payment shall be paid to Executive in one lump sum on the first payroll date immediately following the execution of this Separation Agreement (as defined in paragraph 24(g) below); and,

(c)       Employer will award Executive warrants (the “Warrants”) to purchase 250,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at an exercise price of $2.00 per share and expiring in five (5) years from the Effective Date. The Warrants shall contain a cashless exercise provision and vest over three (3) years as follows: 88,333 shares shall vest on the first anniversary of the Effective Date; 83,333 shares shall vest on the second anniversary of the Effective Date; and 83,334 shares shall vest on the third anniversary of the Effective Date. The Form of Warrant is attached hereto as Exhibit A.

4.       Information Delivery. Executive has delivered to and surrendered for inspection (the “Information Delivery Obligation”): the Company Devices in Executive’s possession set forth on Schedule A (the “Devices”) and the Company has retrieved and removed any and all documents, emails and information that is proprietary to the Company. The Company has delivered to the Executive the Devices for the Executive’s own personal use. Executive agrees that Executive has not and shall not from the Separation Date create, develop, maintain, or cause to or help to create, develop, maintain any sites containing any of information regarding the Company or its affiliates.

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5.       Release of Claims.

(a)       Executive, on behalf of himself and his heirs, executors, administrators, successors, and assigns, in exchange for the severance payments and right to receive certain payments set forth in Paragraph 3 hereof, hereby knowingly and voluntarily releases and forever discharges Employer, and any of Employer’s parents, affiliates (including related parties), subsidiaries, divisions, predecessors, successors and assigns, and their current and former employees, members, attorneys, insurers, officers, shareholders, directors, and agents, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Employer Released Parties”), of and from any and all claims, demands, debts, actions or causes of action, obligations, damages, and liabilities whatsoever, at law, in equity, or mixed, known and unknown, asserted or unasserted, which Executive has or may have against the Employer Released Parties based on any conduct occurring from the beginning of the world up to and including the date the last payment of any compensation under this Agreement is made. This release is intended to have the broadest possible application and includes, but is not limited to, any claims arising out of or from or regarding or pertaining to any transaction, dealing, conduct, act or omission, or any other matters or things relating to the employment or consulting relationship and/or the termination of the employment relationship, based upon any contract, whether express or implied, oral or written, tort or public policy, claim for costs, fees or expenses, or any allegation of illegal employment practices, defamation or breach of any federal, state or local fair employment practice or equal opportunity law, or wage and hour law, as amended, including, but not limited to:

(i)       the United States Constitution;

(ii)       the Immigration and Nationality Act, 8 U.S.C. § 1101 et seq.;

(iii)       Sections 1981 through 1988 of Title 42 of the United States Code, 42 U.S.C. §§ 1981-1988;

(iv)       the Executive Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.;

(v)       Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.;

(vi)       the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.;

(vii)       the Older Worker Benefit Protection Act, 29 U.S.C. § 621, et seq.;

(viii)       the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.;

(ix)       the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.;

(x)       the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.;

(xi)       the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.C. § 1161 et seq.;

(xii)       the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq.;

(xiii)       the Family and Medical Leave Act;

(xiv)       the Connecticut State Constitution;

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(xv)       Connecticut’s minimum wage and wage payment laws, Conn. Gen. Stat. Ann. §§ 31-58 to 31-76m

(xvi)       The Connecticut Fair Employment Practices Act (CFEPA), Conn. Gen. Stat. Ann. §§ 46a-51 to 46a-104;

(xvii)       The Connecticut Family and Medical Leave Act (CFMLA), Conn. Gen. Stat. Ann. §§ 31-51kk to 31-51qq;

(xviii)       The anti-retaliation provision of the Connecticut Workers’ Compensation Act (CWCA), Conn. Gen. Stat. Ann. §§ 31-275 to 31-355b;

(xix)       The Connecticut Whistleblower Law, Conn. Gen. Stat. Ann. § 31-51m;

(xx)       The Connecticut Free Speech Law, Conn. Gen. Stat. Ann. § 31-51q; and/or

(xxi)       any other federal, state, city, local or other human rights, civil rights, wage-hour, wage-payment, immigration, pension, employee benefits, labor, employment or other laws, rules, regulations, codes, guidelines, constitutions, ordinances, public policies, contracts (whether oral or written, express or implied) or tort laws;

(xxii)       any claim arising under the health, welfare and/or employee benefit plans or programs of any of the Employer Released Parties;

(xxiii)       any claims arising under any policy, procedure or practice of any of the Employer Released Parties;

(xxiv)       any claims for emotional distress, pain and suffering or mental anguish; any claims for any costs, fees or other expenses, including but not limited to any claims for attorney's fees and/or costs; any Employment Agreement claims arising under the common law; and/or any claims arising under the Employment Agreement itself; and/or any claims arising under any other employment or other agreement between Employer and Executive.

(b)       Notwithstanding anything to the contrary herein, the Executive’s release, as set forth in this paragraph, shall not apply to any obligation of the Employer Released Parties under this Agreement or to any obligation by the Employer Released Parties to indemnify the Executive for any and all claims under the Employer Released Parties’ insurance policies (including, without limitation, general insurance policies, director and officer insurance policies and/or any employment practice insurance policies), corporate governance documents (including, but not limited to charters, by-laws, formation documents, operating agreements, and/or resolutions), by contract and/or under applicable law, for actions performed within the course and scope of Executive’s employment.

(c)       This Agreement does not prevent Executive from filing a charge with the Equal Employment Opportunity Commission concerning claims of discrimination, although Executive specifically waives his right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on his behalf under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, or any other federal or state discrimination law, except where prohibited by law.

(d)       Executive acknowledges that certain states provide that a general release of claims does not extend to claims which the person executing the release does not know or suspect to exist in your or its favor at the time of executing the release which, if known, may have materially affected his or its entering into this Agreement. Being aware that such statutory protection may be available, Executive expressly, voluntarily and knowingly waives any arguable benefit or protection from any such statute in executing this Agreement, known or unknown.

(e)       Except as provided in this Agreement, Employer, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, hereby knowingly and voluntarily releases and forever discharges Executive from any and all claims, demands, debts, actions or causes of action, obligations, damages, and liabilities whatsoever, at law, in equity, or mixed, known by the Employer as of the date of this Agreement. However, notwithstanding anything to the contrary in the preceding sentence, the Company does not release or discharge Executive from any claims the Company is required to bring against the Executive as a result of Executive’s breach of a fiduciary duty to the Company or wrongful conduct in contravention to any federal, state or local law.

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6.       Executive Acknowledgements and Affirmations.

(a)       Executive affirms that Executive has not filed, caused to be filed, or is presently an adverse party to any claim against Employer.

(b)       Executive further affirms that, other than the consideration set forth in this Agreement, Executive has been paid or received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled.

(c)       Executive further affirms that Executive understands that all employment benefits not specifically addressed in this Agreement will end on the Separation Date.

(d)       Executive confirms that, as of the Separation Date, 1,083,813 of the Company’s Common Stock and 628,571 of the Series A Preferred Shares awarded to him previous to the Separation Date have vested (“Vested Shares”). Other than these Vested Shares, and the Warrants granted pursuant to this Agreement in Paragraph 3.c., Executive is entitled to no other Employer awards of shares, warrants or options to purchase Company’s stock. Executive has delivered the certificate representing the 653,571 Series A Preferred Stock to the Company in exchange for the issuance by the Company representing the 628,571 vested Series A Preferred Shares within five (5) days from the Effective Date and the Company shall return the remaining unvested Series A Preferred Shares to unissued status.

(e)       Executive further affirms that he has no known workplace injuries or occupational diseases.

(f)       Executive further affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud. Both parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state, or local governmental agency. To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

7.       Non-Disparagement.

(a)       As further consideration for the severance payments and right to receive the consideration set forth in Paragraph 3 above, Executive agrees that he will never make any negative or disparaging statements (orally or in writing) about the Employer, and any Employer Released Parties, or their products, services or business practices, except as required by law. Executive further acknowledges, understands, and agrees that his non-disparagement obligation prohibits him from making any derogatory or disparaging statements, references, or comments about the Employer Released Parties to anyone, whether made directly, indirectly, and whether made in person, in writing, by electronic communication (whether by personal email or otherwise), in a blog, on a website, or by any form of social media (e.g., Twitter, LinkedIn or Facebook).

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(b)       Employer agrees that it shall use reasonable and good faith efforts to ensure that its officers, directors and employees do not make any negative or disparaging statements (orally or in writing) about Executive, including but not limited to, statements regarding Executive’s management style, methods of doing business, role in the community, or treatment of employees.

(c)       Nothing in this Agreement shall prohibit either party’s disclosure of information which is required to be disclosed in compliance with applicable laws or regulations or by order of a court or other regulatory body of competent jurisdiction.

8.       Confidentiality.

(a)       Employer and Executive agree that this Agreement, and any and all matters concerning Executive’s separation from Employer, will be regarded as confidential communications between the parties, and that each of them will not reveal, disseminate by publication of any sort, or release in any manner or means this Agreement or any matters, factual or legal, concerning this Agreement to any other person, except as required by law by the Employer (in which case, Employer and Executive agree to forthwith provide written notice of said legal process as set forth in Paragraph 14 below prior to the production of the requested information), nor to any member(s) of the public, newspaper, magazine, radio station, television station, cable or satellite TV operation, website, mobile or other mass communications medium other than as provided by Paragraph 8.b., above. Notwithstanding the foregoing, Employer and Executive may reveal the relevant terms of this Agreement to its/his spouse, tax advisor, and/or an attorney with whom the parties choose to consult regarding the consideration of this Agreement, or as may be required by any governmental agency. Further, the tax treatment and tax structure of the terms of this Agreement may be reported and disclosed in a matter consistent with all federal, state and local tax laws. Nothing in this Agreement shall be construed to prohibit you from communicating with the Equal Employment Opportunity Commission or any comparable state or local agency, or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any comparable state or local agency.

(b)       Nothing in this Agreement or any exhibit or attachment hereto prohibits or in any way restricts the Parties from disclosing the contents of this Agreement to, communicating directly with, cooperating with or otherwise providing information to the U.S. Securities and Exchange Commission or any other governmental or regulatory body or any self-regulatory organization or making other disclosures that are protected under applicable law or receiving awards from or by a government agency for providing information.

9.       Non-Disclosure of Confidential Information.

(a)       Executive agrees that he will not directly or indirectly publish, disclose, market or use, or authorize, advise, hire, counsel or otherwise procure any other person or entity, directly or indirectly, to publish, disclose, market or use, any confidential or proprietary information and/or trade secrets of the Company or any of its affiliated or related entities (collectively, “Confidential Information”), of which Executive became or becomes aware or informed during Executive’s service with the Company, whether such Confidential Information is contained in memory, written or other form. Such Confidential Information is and shall continue to be the exclusive proprietary property of the Company and its affiliated or related entities whether or not it was disclosed to or developed in whole or in part by Executive and Executive agrees that he will not make any copies, in any form, of any Confidential Information and will not remove any Confidential Information from the Company.

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(b)       Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

11.       Cooperation and Consultancy. Executive shall (i) cooperate fully with Employer to facilitate introductions to relevant individuals and to assist in the transfer and management of relationships with strategic partners and other entities, (ii) assist as necessary in ongoing litigation and disputes regarding which Executive has knowledge; and (iii) carry out such other additional activities as Employer and Executive may agree from time to time related to the transition from Executive to new management, in all cases on the basis that Executive will receive no additional remuneration for such activities, but will be entitled to receive reimbursement of agreed expenses, if any.

12.       Return of Property. Except as set forth in Section 4 hereof, Executive hereby agrees that he has already or will promptly, but in any event no later than the Separation Date return any and all equipment, such as computers, laptops, smartphones, cellular phones, tablets, and any other equipment purchased with the Company’s monies without damage and without deleting any files or document on such devices, and without retaining copies of any Company and related parties and affiliates proprietary or confidential information contained in such devices. Executive further agrees that he shall have already or will promptly, but in any event no later than the Separation Date return any and all files, confidential information, or other property of Employer, its subsidiaries, parents, or other direct or indirect affiliates (including but not limited to files, access keys to Employer’s systems, infrastructure, and otherwise, confidential or proprietary information or materials derived therefrom, trade secret information or materials derived therefrom, electronic information, e-mails and attachments, monthly management financial information including documents related to related parties or affiliates of the Company, projections, forecasts, balance sheets, income statements, audited financial statements, total cost development budgets, actual or prospective client lists, written proposals and studies, plans, drawings, specifications, reports, books, accounts, reports to directors, minutes, resolutions, certificates, bank account numbers, passwords, credit cards, deeds, contracts, records, computer discs, etc.) without retaining any copies or extracts thereof. Executive further agrees that he has already or will promptly, but in any event no later than the Separation Date, remove and delete or cause to be deleted in a permanent manner, any records, files, emails, documents, that pertain to the Company’s business that he has or may have on any of his personal devices or on his personal email account(s) or other social accounts.

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Executive also affirms that he is in possession of all of his property that Executive had at Employer’s premises and that Employer is not in possession of any of his property.

13.       Employment Agreement Void. Upon the execution of this Agreement, the Employment Agreement between the parties dated July 1, 2015 shall be null and void and of no further force and effect, except for Sections 8 and 9 thereof, which shall survive the Effective Date.

14.       Section 409A Compliance. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In furtherance of this intent, and notwithstanding anything to the contrary in this Agreement, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions, and the payment of consideration, compensation, and benefits pursuant to this Agreement shall be interpreted and administered in a manner intended to avoid the imposition of additional taxes under Section 409A of the Code. The Company makes no representation or warranty as to the tax treatment of any payments or benefits under this Agreement and shall not be responsible for any failure of this Agreement to comply with or be exempt from Section 409A.

15.       Notices. Any notice required to be given hereunder may be delivered (a) in the case of Employer, by first class mail addressed to NanoViricides, Inc., Attn: Harry Schochat, Esq., 1 Controls Drive, Shelton, Connecticut 06484, and (b) in the case of Executive, either to Executive personally or by first class mail to 101 Ocean Avenue, Suite C800, Santa Monica90402 . Notices served by mail shall be deemed given when they are mailed and notices delivered personally shall be deemed given when they are delivered.

16.       Certain Forfeitures in Event of Breach. Executive acknowledges and agrees that in the event Executive breaches any material obligation under this Agreement (including, without limitation, Paragraphs 6 through 12 hereof) Executive will forfeit his right to receive the payments, Warrants and variations provided for in Paragraph 3 of this Agreement and, to the extent that such payments have already been paid to Executive, Employer shall have the right to recover such payments from Executive, and the Warrants will be cancelled without compensation. Upon discovery of Executive being in breach of a material obligation under this Agreement, Employer will provide written notice to Executive as set forth in Paragraph 14 above of any material breach of this Agreement, which notice shall include such supporting evidence which Employer reasonably and in good faith believes demonstrates any such breach (the “Notice of Breach”). Notwithstanding anything to the contrary herein, Executive will not forfeit any monetary compensation paid or to be paid under this Agreement on or before Employer provides a Notice of Breach unless and until: (a) Executive has had an opportunity to address and/or refute and/or cure any allegation of breach within thirty (30) days of any such notice, which Employer shall not unreasonably reject; or (b) there is a final determination by an arbitrator, pursuant to paragraph 20 herein below and/or a court order that Executive breached any material provision of this Agreement.

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17.       No Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Executive or Employer Released Parties of wrongdoing or evidence of any liability or unlawful conduct of any kind.

18.       No Transfer. Executive represents and warrants that he has not sold, assigned, transferred, conveyed, or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, suit, debt, obligations, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement.

19.       Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of Connecticut, without regard to its conflict of laws provision or principles.

20.       Arbitration. Company and Executive agree that any dispute or controversy between Company and Executive arising out of or relating to this Agreement or the breach of this Agreement shall be resolved by arbitration in New York, New York, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect by a single arbitrator. The parties shall share all fees and costs payable to the arbitrator or AAA equally,. All attorneys’ fees, witness fees and other costs shall be paid by the party that incurs those costs and expenses, except to the extent that a party is entitled to recover those costs or expenses under applicable law. The arbitrator shall have the authority to award any remedy, relief, or damages that a court of competent jurisdiction could order or grant, including without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive, or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved.

21.       Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

22.       Amendment. This Agreement may not be modified, altered, or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

23.       Entire Agreement. Except as otherwise specifically referenced herein, this Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties. Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to his in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

24.       Counterparts. This Agreement may be executed in counterparts, each of which is an original, including scanned copies or those transmitted by facsimile, and both of which together evidence the same agreement.

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25.       Executive acknowledges that:

a.	Executive has twenty-one (21) days to consider this Agreement. Executive acknowledges that notwithstanding his right to consider this Agreement for twenty-one (21) days, if Executive signs this Agreement sooner than the expiration of the twenty-one (21) day period, Executive has done so knowingly and voluntarily, and has expressly waived his right to consider the Agreement for the balance of the twenty-one (21) day period;
b.	Executive has read this entire Agreement and fully understand its terms;
c.	Executive was advised and encouraged to consult with an attorney prior to signing this Agreement and has had an opportunity to review this Agreement with an attorney;
d.	Once Executive signs this Agreement, Executive has the right to revoke the Agreement during the immediate seven (7) days following the signing of the Agreement by sending written Notice of Revocation by email to Jaclyn Ruocco, Esq., Kane Kessler, P.C. at jruocco@kanekessler.com;
e.	Executive is voluntarily entering into this Agreement, knowingly of his own free will and without undue influence or stress; and
f.	Executive would not otherwise be entitled to the payments and benefits provided by this Agreement.
g.	On the eighth (8th) day after Executive signs this Agreement (the “Effective Date”), this Agreement becomes effective and enforceable if it has not been revoked.

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The parties knowingly and voluntarily sign this Confidential Separation Agreement and General Release as of the date(s) set forth below.

Dated:
Eugene Seymour

NanoViricides, Inc.

Dated:	By:
Anil R. Diwan, Chairman and President

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